Exhibit 14.1

Consent of Independent Accountants

To the Board of Directors of
Companhia Vale do Rio Doce (“CVRD”)

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form F-4 (File Nos. 333-109610; 333-109610-01) of CVRD and Vale Overseas Limited (“Vale Overseas”); and (ii) the Registration Statement on Form F-3 (File Nos. 333-110867; 333-10867-01) of CVRD and Vale Overseas of our reports dated February 20 and February 16, 2004 on the consolidated financial statements of CVRD and Vale Overseas, respectively, which appear in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31, 2003.

June 4, 2004

/s/ PricewaterhouseCoopers
Auditores Independentes